UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 7, 2004

THE CLOROX COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of
incorporation or organization)

1-07151	31-0595760
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Broadway, Oakland, California 94612-1888
(Address of principal executive offices)    (Zip code)

(510) 271-7000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]  Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 7, 2004, The Clorox Company (the “Company”) entered into a $1,300,000,000 five year revolving credit agreement (the “Agreement”) with JPMorgan Chase Bank, N.A. and Citicorp USA, Inc., as Administrative Agents, Wachovia Bank, N.A. and Bank of America, N.A. as Syndication Agents, BNP Paribas, ING Capital LLC, Calyon New York Branch and The Bank of Tokyo-Mitsubishi, Ltd. Seattle Branch, as Documentation Agents and certain banks, as lenders, listed in the Agreement.  Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as the Joint Lead Arrangers and Joint Bookrunners under the Agreement.  Citicorp USA, Inc. also acted as the Servicing Agent under the Agreement.  Amounts available under the Agreement are for general corporate purposes and to support the Company’s issuance of commercial paper.

All of the principals named above, directly or through affiliates, have pre-existing relationships with the Company, including participation in the Company’s revolving credit lines. Citicorp USA, Inc. and its affiliates (collectively, “Citicorp”) and JPMorgan Chase Bank, N.A. and its affiliates (collectively, “JPMorgan”), have acted as dealers in the Company’s commercial paper programs, participated in prior credit facilities, participated in share repurchase programs, participated in bond offerings and derivative transactions.  Citicorp has also acted as a foreign exchange trader and provided international cash management services for the Company.  JPMorgan has also provided commercial paper safekeeping services and provided investment banking advisory services to the Company.  Wachovia Bank, N.A. (including its affiliates) has provided domestic cash management services, participated in prior credit facilities and participated in derivative transactions for the Company.  Bank of America, N.A. and its affiliates have acted as a foreign exchange trader, participated in prior credit facilities and bond offerings, acted as a dealer in the Company’s commercial paper programs, participated in share repurchase programs and participated in derivative transactions for the Company.  BNP Paribas (including its affiliates) has participated in prior credit facilities and bond offerings, provided cash management services and acted as a foreign exchange trader for the Company.  In addition, both Calyon New York Branch and The Bank of Tokyo-Mitsubishi, Ltd. Seattle Branch, and their respective affiliates, have participated in bond offerings.

The Agreement provides the terms under which the signatories will lend funds to the Company and contains customary representations, warranties and covenants.  In addition, the Agreement contains a covenant that the Company will not permit the ratio of (i) consolidated debt (as defined in the Agreement), determined at any date, to (ii) consolidated EBITDA (as defined in the Agreement) for the four consecutive fiscal quarters then ended on or most recently prior to such date, to be greater than (x) 3.25:1 for the period from the effective date (as defined in the Agreement) through June 30, 2006 and (y) 3.00:1 for the period from July 1, 2006 through the termination date (as defined in the Agreement).

Loans made under the Agreement will mature on December 7, 2009. The principal amount of loans outstanding under the Agreement may not exceed $1,300,000,000 and are in addition to commercial paper issued to finance a portion of the cost of the Company’s share exchange with Henkel KGaA and commercial paper and other borrowings issued in the ordinary course of the Company’s business as necessary to finance working capital.

The Company has the option to elect one of two methods for calculating the interest due on borrowings under the Agreement.  If the Company elects the base rate (as defined in the Agreement), the Company’s rate per annum will be equal to the higher of (i) Citicorp’s quoted base rate (as defined in the Agreement) and (ii) the sum of one half of one percent plus the federal funds rate (as defined in the Agreement) for the applicable day.  If the Company elects the euro-dollar rate (as defined in the Agreement), the Company’s rate per annum will be equal to LIBOR (as defined in the Agreement) plus an applicable margin under the Agreement.  The Agreement contains a mechanism whereby the Company may elect to change the method of interest calculation under certain circumstances. The Company does not expect to borrow under the Agreement.

A copy of the Agreement is attached as Exhibit 10.1.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

See Item 1.01.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(c)        Exhibits

Exhibit Number	Title
10-1

$1,300,000,000 Credit Agreement, dated as of December 7, 2004 among The Clorox Company, the Banks listed therein, Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as Administrative Agents, Wachovia Bank, N.A. and Bank of America, N.A., as Syndication Agents, and BNP Paribas, ING Capital LLC, Calyon New York Branch and The Bank of Tokyo-Mitsubishi, Ltd. Seattle Branch as Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                                        THE CLOROX COMPANY

Date:  December 9, 2004                                 By: /s/ PETER D. BEWLEY

                                                                                    Peter D. Bewley

                                                                                    Senior Vice President –

                                                                                    General Counsel

EXHIBIT INDEX

Exhibit Number	Title
10-1

$1,300,000,000 Credit Agreement, dated as of December 7, 2004 among The Clorox Company, the Banks listed therein, Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as Administrative Agents, Wachovia Bank, N.A. and Bank of America, N.A., as Syndication Agents, and BNP Paribas, ING Capital LLC, Calyon New York Branch and The Bank of Tokyo-Mitsubishi, Ltd. Seattle Branch as Documentation Agents.